CONTACTS: Media Inquiries Krista Sohm (248) 435-7115 krista.sohm@meritor.com Investor Inquiries Todd Chirillo (248) 435-1571 todd.chirillo@meritor.com

Meritor Names Fazal Merchant, Former Co-CEO of Tanium, Inc., to its Board of Directors

TROY, Mich. (September 23, 2020) – Meritor, Inc. (NYSE: MTOR) today announced that it has appointed Fazal Merchant as a Class II director, with a term expiring at the 2023 annual meeting of shareholders. His appointment is effective on Oct. 1, 2020 and will increase the size of the company's board of directors to 10 members.

Merchant recently retired from serving as co-chief executive officer of Tanium, a private IT security and management company based in Northern California. He was previously the company’s chief operating officer and chief financial officer. Prior to joining Tanium in 2017, Merchant was the chief financial officer at DreamWorks Animation SKG, and also served as a consultant on media and technology-related projects. Prior to DreamWorks, he held executive leadership roles with DirectTV. Before joining DirectTV, Merchant held investment banking positions for The Royal Bank of Scotland and Barclays Capital. Merchant spent the early half of his career at Ford Motor Company, where he held a wide range of senior finance roles in the U.S. and Europe.

"We look forward to Fazal joining Meritor's board of directors. His diverse background and extensive global experience in creating shareholder value across a range of industries make him an excellent addition to our board,” said Jay Craig, CEO and president of Meritor. Merchant is a board member for Tanium and Ryman Hospitality Properties (NYSE: RHP), a publicly listed real estate investment trust, specializing in upscale convention center resorts and country music entertainment experiences.

About Meritor

Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 110-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of more than 7,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at www.meritor.com.

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